March 14, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Ankam, Inc. (the Company) and issued consolidated financial statements for the years ended November 30, 2023 and 2022. On March 14, 2024, we were informed of our dismissal. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 14, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,